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                                  Exhibit 99.2


  eGain Releases Additional Information on its Definitive Agreement to Acquire
                             Inference Corporation

     SUNNYVALE, Calif. (March 16, 2000) - eGain Communications Corp. (Nasdaq:
EGAN) followed up its announcement earlier today of a definitive agreement to acquire Inference Corp. (Nasdaq: INFR). Under the terms of the agreement Inference shareholders will receive 0.1865 shares of eGain common stock for each share of Inference common stock. This exchange ratio is subject to a "collar" mechanism of 10% above and below $53.906, the 20 day average closing price for eGain's common stock as of March 15, 2000. The collar mechanism will be employed three days prior to closing of the proposed merger. At that time, in the event the 20 day average closing price for eGain's common stock exceeds $59.297, the exchange ratio will be lowered so that Inference shareholders will receive eGain shares totaling approximately $87 million in value. Similarly, in the event the 20 day average closing price for eGain's common stock is below $48.516, the exchange ratio will be increased so that Inference shareholders will receive eGain shares totaling approximately $71 million in value.

     Upon completion, assuming a $79 million value, Inference stockholders will own approximately 5.5 percent of eGain's fully diluted common stock. The merger is subject to Inference shareholder and government regulatory approvals and is expected to be completed within the next 90 days.

     About Inference Corporation

     Inference Corporation (NASDAQ: INFR) is a leading provider of software and services that deliver personalized one-to-one sales, service and support over the Web. Its k-Commerce(TM) Sales e-merchandising software helps e-tailers know their Web visitors, anticipate their needs and target offers to turn lookers into buyers. In addition, k-Commerce(TM) Support Enterprise, the company's e-service and support product, guides customers to solutions through an easy exchange of questions and answers regardless of how they contact you. Both products ensure a highly personalized customer experience to build long-term customer relationships.

     Headquartered in the San Francisco Bay Area, with international headquarters near London, England, Inference supports its customers from offices throughout North America and Europe through a global professional services organization. For further information, contact Inference at 415-893-7200, send an e-mail to info@inference.com or visit our website.
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     About eGain Communications Corp.

     eGain (Nasdaq:EGAN) is a leading provider of integrated, multi-channel e-customer communications solutions. To help businesses deliver a superior customer experience and establish profitable, long-term customer relationships, eGain offers licensed and hosted applications for email management, interactive Web and voice collaboration, intelligent self-help agents, and proactive online marketing. Built using a Web-native architecture, the eGain platform provides robust scalability, global access, diverse integration, and rapid deployment. Based in Sunnyvale, California, with offices worldwide, eGain has over 200 customers, including AOL, CNBC, 3Com, Home Depot, Wallgreens, GTE, Real Networks and USWeb/CKS. For more information about eGain, please visit http://www.egain.com, or call the company's offices - US: (888) 603-4246,
London: +44 (0) 118 988 0266, Sydney: 612-8923-2661.

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     Cautionary Note Regarding Forward-looking Statements under the Private
Securities Litigation Reform Act of 1995: Statements in this press release that involve eGain and Inference's expectations, hopes, plans, intentions,
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or strategies regarding the future are forward-looking statements based on current management expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include but are not limited to: the possibility that the merger may not be consummated due to failure to obtain timely regulatory and shareholder approval or some other reason; the ability to integrate the two businesses successfully after the transaction is complete; and the ability of the combined business to compete successfully. For a more extensive list of those risks, we refer you to the risk factors listed on the proxy statement/prospectus to be filed with the SEC in connection with the merger.

     Additional Information and Where to find It eGain plans to file a Registration Statement on SEC Form S-4 in connection with the merger, and eGain and Inference expect to mail a Proxy Statement/Prospectus to Inference stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Proxy Statement/Prospectus will contain important information about eGain, Inference, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov. Free copies of the Proxy Statement/Prospectus and these other documents may also be obtained from eGain by accessing the Investor Relations portion of eGain's website at www.egain.com or by sending a request to eGain Communications Corp., 455 W. Maude Ave., Sunnyvale, CA 94086, attention:
Investor Relations, telephone: 408-212-3400, or from Inference by accessing the Investor Relations portion of Inference's website at www.inference.com or by sending a written request to Inference Corp., 100 Rowland Way, Novato, CA 94945, attention: Investor Relations, telephone: 415-893-7200.

     The Inference logo, k-Commerce and the k-Commerce logo are trademarks of Inference Corporation in the United States and other countries.

     eGain, eGain Mail, eGain Live, eGain Voice, eGain Campaign, eGain Inform, eGain Assistant and eGain Hosted Network are trademarks of eGain Communications Corporation.

     All other company names and products are trademarks or registered trademarks of their respective companies.

     For information regarding the conference call schedule, visit www.egain.com.

     Media Contact:
     Paula Contos Dunne
     Neale-May & Partners
     650-328-5555 x 113
     408-229-7721 pager
     pdunne@nealemay.com
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     Investor Contact:
     Michele LaGrone
     Financial Relations Board
     415-296-2258
     mlaqrone@FRB.BSMG.com
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     Company Contacts:
     Robin McDavid
     eGain Communications Corp.
     408-212-3365
     rmcdavid@egain.com
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     Nobby Akiha
     Inference Corporation
     415-893-7210
     nobby.akiha@inference.com
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